UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 15, 2008
CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED
(Exact Name of Registrant as Specified in Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

000-52891	20-8429087
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 492-1100
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets
SIGNATURES

Item 2.01. Completion of Acquisition or Disposition of Assets
WAGON AUTOMOTIVE GMBH AND WAGON AUTOMOTIVE NAGOLD GMBH PROPERTY ACQUISITION
On August 15, 2008, a venture in which Corporate Property Associates 17 — Global Incorporated (the “Company”) and an affiliate own 66.67% and 33.33% interests, respectively, completed the acquisition of two industrial properties located in Waldaschaff and Nagold, Germany totaling approximately 843,000 square feet. The venture acquired these properties from, and entered into a net lease agreement with each of, Wagon Automotive GmbH and Wagon Automotive Nagold GmbH (collectively, “Wagon”), portfolio companies of WL Ross & Co. LLC, a private equity firm based in New York. Through the venture, the Company and its affiliate also entered into an agreement with Wagon to construct an expansion at one of the facilities.
All U.S. dollar amounts below are based on the exchange rate of the Euro on the date of closing, or $1.4887.
The total cost to the venture of acquiring the existing facilities was approximately €39 million, or $58 million, of which the Company’s share is approximately €26 million, or $39 million. The maximum cost to the venture under the construction agreement is approximately €7 million, or $10.5 million, of which the Company’s share will be a maximum of approximately €5 million, or $7 million. The facilities are leased to Wagon under two net leases that are guaranteed by Wagon’s parent, Wagon PLC. The leases have an initial term of 15 years and provide for two five-year renewal options. Additionally, the leases provide for annual rent adjustments based on the German Consumer Price Index.
In connection with the acquisition of the Wagon properties, the venture obtained non-recourse mortgage financing of approximately €20 million, or $29 million, of which the Company’s share is approximately €13 million, or $19 million. The financing agreement provides for additional non-recourse financing of up to approximately €3.5 million, or $5 million, of which the Company’s share is approximately €2 million, or $3 million, for the purpose of constructing the expansion.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 17 - Global Incorporated
Date: August 21, 2008	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and acting Chief Financial Officer